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                        December 28, 2023

       Russell Schundler
       General Counsel
       Liquidia Corp
       419 Davis Drive, Suite 100
       Morrisville, North Carolina 27560

                                                        Re: Liquidia Corp
                                                            Registration
Statement on Form S-3
                                                            Filed December 22,
2023
                                                            File No. 333-276244

       Dear Russell Schundler:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Jimmy
McNamara at 202-551-7349 with any questions.




                        Sincerely,


                        Division of Corporation Finance

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